Exhibit 16.1

[Letterhead of Moores Rowland Mazars]

Our ref: DL/KK/JE/M378/ABA2

May 31, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams,

Re:	Man Sang Holdings, Inc.

We have read the statements made by the Company, which we understand will be filed with the Commission pursuant to Item 4.01 of the Form 8-K, as part of the Company’s report on Form 8-K dated June 4, 2007 regarding the recent change of independent auditors. We agree with such statements regarding our firm in such Form 8-K.

Very truly yours,

/s/ Moores Rowland Mazars

Chartered Accountants

Certified Public Accountants

Hong Kong

c.c.	The Audit Committee of the Board of Directors Man Sang Holdings, Inc.